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                                                                    EXHIBIT 23.1

                         CONSENT OF INDEPENDENT AUDITORS



The Board of Directors
Strouds, Inc.:

We consent to the use of our reports incorporated herein by reference in the registration statement on Form S-8 of Strouds, Inc. of our report dated April 14, 1999, relating to the balance sheets as of February 27, 1999 and February 28, 1998 and the related statements of operations, stockholders' equity, and cash flows for each of the years in the three-year period ended February 27, 1999, which reports appear in the Form 10-K and Form 10-K/A filed by Strouds, Inc. on May 26, 1999 and September 9, 1999, respectively.


                                       KPMG  LLP

Los Angeles, California
April 6, 2000


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